Exhibit 10.15

OMADA HEALTH, INC.

[AMENDED AND RESTATED] CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between [____________] (“Executive”) and Omada Health, Inc. (the “Company”), effective as of [the latest date set forth by the signatures of the parties hereto below]/[the date Executive commences employment with the Company]/[____________]1 (the “Effective Date”).

Background

A. The Board of Directors of the Company (the “Board”) recognizes that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.

C. The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

D. Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 9 below.

[1]

Note to Draft: Use first formulation for an Executive that is already serving in the role. Use the second formulation for a new hire. Use the third formulation for an individual promoted internally into the new role and specify the effective date of the promotion.

Agreement

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the earlier of (i) the third (3rd) anniversary of the Effective Date and (ii) the date that all obligations of the parties hereto with respect to this Agreement have been satisfied (the “Term”). The Term shall automatically be extended for subsequent one (1) year periods unless either the Company or Executive provide notice of non-renewal of the Term prior to the expiration date of the then-existing Term.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. Except as provided in Section 5 below, if Executive’s employment terminates for any reason, Executive shall not be entitled to any severance payments, benefits or compensation other than as provided in this Agreement or otherwise approved by the Company in writing.

3. Covered Termination Outside a Change in Control Period. If, during the Term, Executive experiences a Covered Termination outside a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed general release of all claims against the Company and its affiliates in substantially the form attached hereto as Exhibit A (as may be updated from time to time by the Company to comply with applicable law) (a “Release of Claims”) that becomes effective and irrevocable in accordance with Section 14(a)(v) below, or such shorter period of time specified by the Company, following such Covered Termination and (ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:

(a) Severance. The Company shall pay to Executive an amount in cash equal to [____] ([__])2 months of Executive’s base salary at the rate in effect immediately prior to the Termination Date. Such payment shall be made in a single lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below.

(b) Continued Healthcare. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, Executive’s portion of the premium (at the same rates in effect on the Termination Date) for Executive and Executive’s covered dependents through the earlier of (i) the [____] ([__])3 month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another

[2]	Note to Draft: Use “twelve (12)” for the Chief Executive Officer and “nine (9)” for any other C-level executive.
[3]	Note to Draft: Use “twelve (12)” for the Chief Executive Officer and “nine (9)” for any other C-level executive.

employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 3(b), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer or otherwise becomes covered under another health plan such that Executive is no longer eligible for COBRA.

4. Covered Termination During a Change in Control Period. If, during the Term, Executive experiences a Covered Termination during a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed Release of Claims that becomes effective and irrevocable in accordance with Section 14(a)(v) below, or such shorter period of time specified by the Company, following such Covered Termination and (ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:

(a) Severance. Executive shall be entitled to receive an amount equal to (i) [___] ([__])4 months of Executive’s base salary and (ii) [_____] ([___])5 times Executive’s target annual bonus, assuming achievement of performance goals at one hundred percent (100%) of target, in each case, at the rate in effect immediately prior to the Termination Date payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below.

(b) Continued Healthcare. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the Executive’s portion of the premium (at the same rates in effect on the Termination Date) for Executive and Executive’s covered dependents through the earlier of (i) the [___] ([__])6 month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such

[4]	Note to Draft: Use “eighteen (18)” for the Chief Executive Officer and “twelve (12)” for any other C-level executive.
[5]	Note to Draft: Use “one and a half (1.5)” for the Chief Executive Officer and “one (1)” for any other C-level executive.
[6]	Note to Draft: Use “eighteen (18)” for the Chief Executive Officer and “twelve (12)” for any other C-level executive.

benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4(b), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer or otherwise becomes covered under another health plan such that Executive is no longer eligible for COBRA.

(c) Equity Awards. Each outstanding and unvested equity award (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions), including, without limitation, each restricted stock, stock option, restricted stock unit and stock appreciation right, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions, which shall be governed by the terms of the applicable award agreement), as of immediately prior to the Termination Date. To give effect to the foregoing, upon the Termination Date, (i) the vested portion of such equity awards shall remain outstanding and/or be exercisable for the period(s) of time set forth in the applicable equity award agreements, (ii) Executive’s outstanding equity awards shall cease vesting, and (iii) the unvested shares subject to Executive’s outstanding equity awards shall remain outstanding (but unvested) until the earlier to occur of (A) the original expiration date of the equity award and (B) three (3) month anniversary of the Termination Date (the “Equity Award Period”). In the event a Change in Control has not been consummated by end of the Equity Award Period, then the unvested portion of Executive’s equity awards shall terminate immediately without further action as of such date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall amend an outstanding equity award to the extent such amendment would cause adverse tax consequences under Section 409A of the Code to Executive.

5. Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any other Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits paid first in time being recharacterized as payments pursuant to the Company’s statutory obligation.

6. Deemed Resignation. Upon termination of Executive’s service for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

7. Other Terminations. If Executive’s employment with the Company terminates for any reason other than due to a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, vacation and expense reimbursements through the Termination Date in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.

8. Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The Company will select an adviser with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such adviser required to be made hereunder. The adviser shall provide its calculations to the Company and Executive within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company. Any good faith determinations of the adviser made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments or benefits pursuant to this Section 8 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

9. Definitions. The following terms used in this Agreement shall have the following meanings:

(a) “Cause” means: (i) Executive’s willful misconduct in the workplace; (ii) the conviction or plea of no contest by Executive of a felony or any other crime or any other violation of law which results in material loss, damage or injury to the Company; (iii) a material breach by Executive of the terms and obligations set forth in any written agreement between Executive and the Company; (iv) unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) the commission by Executive of fraud, embezzlement or breach of fiduciary duty; (vi) any act or acts of dishonesty against the Company which results in material loss, damage or injury to the Company; (vii) Executive’s willful violation of any written Company policy (including the conflict-of-interest policy); or (viii) Executive’s engagement in conduct that brings, or is reasonably likely to bring, the Company negative publicity or into public disgrace, embarrassment or disrepute or cause other material adverse effects to the Company, which results in material loss, damage or injury to the Company, and in each case of (i), (iii), (iv), (vi) and (vii) which, if capable of cure, Executive fails to cure within the 30 day period following his or her receipt of written notice by the Company.

(b) “Change in Control” shall mean (i) any consolidation or merger in which the Company is a constituent entity or is a party in which the voting stock and other voting securities of the Company that are outstanding immediately prior to the consummation of such consolidation or merger represent, or are converted into, securities of the surviving entity of such consolidation or merger (or of any parent of such surviving entity) that, immediately after the consummation of such consolidation or merger, together possess less than 50% of the total voting power of all voting securities of such surviving entity (or of any of its parents, if any) that are outstanding immediately after the consummation of such consolidation or merger; (ii) a sale or other transfer by the holders thereof of outstanding voting stock and/or other voting securities of the Company possessing more than 50% of the total voting power of all outstanding voting securities of the Company, whether in one transaction or in a series of related transactions, pursuant to an agreement or agreements to which the Company is a party and that has been approved by the Board, and pursuant to which such outstanding voting securities are sold or transferred to a single person or entity, to one or more persons or entities who are affiliates of each other, or to one or more persons or entities acting in concert; or (iii) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company and/or any subsidiary or subsidiaries of the Company, of all or substantially all the assets of the Company and its subsidiaries taken as a whole (or, if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Company), except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned subsidiaries of the Company; provided, that, in all cases, such transaction must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5). Notwithstanding the foregoing, the following transactions shall not constitute a “Change in Control”: (1) the closing of the Company’s first public offering or a direct listing of the Company’s common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, (2) any transaction the sole purpose of which is to change the state of incorporation of the Company or to create a holding Company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, (3) a bona fide equity financing transaction or series of related transactions of the Company for capital raising purposes or (4) solely a change of a majority of the members of the Board (or analogous governing body of any successor entity) compared to the members of the Board at the time of approval of the execution of the initial agreement providing for such transaction.

(c) “Change in Control Period” means the period of time commencing three (3) months prior to the consummation of a Change in Control and ending on the twelve (12) month anniversary of such Change in Control.

(d) “Covered Termination” means the termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason, in each case that, to the extent necessary, constitutes a Separation from Service.

(e) “Good Reason” means the occurrence of any of the following conditions without Executive’s express written consent: (i) a material diminution in Executive’s duties, responsibilities or authority (other than temporarily while Executive is physically or mentally incapacity or as required by applicable law); provided, however¸ that outside a Change in Control Period, (x) a change in reporting and/or title shall not by itself constitute grounds for termination for Good Reason without corresponding material changes to Executive’s responsibilities and duties and (y) changes in Executive’s membership on any governing committees, operating teams or leadership teams (in each case, if any) shall not constitute grounds for termination for Good Reason[; provided, further, that a change in Executive’s duties, responsibilities or authority by virtue of the fact that the Company has become part of a larger organization shall not by itself constitute grounds for a termination for Good Reason, so long as Executive retains substantially the same authority, duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the business of the Company]7, (ii) a material reduction of Executive’s base compensation (for clarity, including target annual bonus compensation but excluding any equity or similar long-term incentive compensation), other than pursuant to an across-the-board reduction in the compensation of all senior management of the Company, provided that such reduction is proportionately equal among all such members of senior management, and (iii) a requirement that Executive relocate Executive’s principal place of work to a location that increases Executive’s one-way commute by more than 35 miles from Executive’s then-current work location, provided that, with respect to each of the reasons set forth above (x) Executive provides the Company with written notice of his or her intention to terminate his or her employment for Good Reason within 60 days after the initial occurrence of the event that Executive believes would constitute Good Reason, (y) Executive provides the Company with a period of at least 30 calendar days following receipt of such notice from Executive in which to cure the event giving rise to such Good Reason termination, and (z) Executive’s resignation is effective within 60 calendar days after the Company receives Executive’s written notice. If the Good Reason event is cured within this period, Executive will not be entitled to terminate Executive’s employment for Good Reason. If Executive does not terminate Executive’s employment within such 60 day period, Executive will waive Executive’s right to terminate Executive’s employment for that Good Reason event.

[7]	Note to Draft: To be included for executives besides CEO, CFO, and GC.

(f) “Separation from Service” means a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

(g) “Termination Date” means the date on which Executive experiences a Covered Termination.

10. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11. Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile), delivery by email or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s books and records.

12. Confidentiality; Non-Disparagement.

(a) Confidentiality. Executive hereby expressly confirms Executive’s continuing obligations to the Company pursuant to Executive’s Employee Invention Assignment and Confidentiality Agreement (or analogous agreement) with the Company (the “Confidential Information Agreement”).

(b) Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately. Nothing in this Section 12(b) shall apply to any evidence or testimony required by any court, arbitrator or government agency.

(c) Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement or the Confidential Information Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

13. Dispute Resolution. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or to Executive’s employment or the termination thereof (each, a “Claim”) shall be resolved solely and exclusively by final and binding arbitration held in San Francisco County, California through JAMS under its Employment Arbitration Rules and Procedures, which are available at www.jamsadr.com/rules-employment-arbitration. The arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act. In all other respects for provisions not governed by the Federal Arbitration Act, this Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. Except to the extent of filing fees Executive would incur were the matter to be litigated in court, the Company shall be responsible for the JAMS administrative fees and the arbitrator’s fees and costs. The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any, only as provided for under applicable California Law. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement or the Confidential Information Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. Executive and the Company understand that by agreeing to arbitrate any claim pursuant to this Section 13, they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

14. Miscellaneous Provisions.

(a) Section 409A.

(i) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount constituting deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 3 or 4 above unless Executive’s termination of employment constitutes a Separation from Service.

(ii) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv) Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(v) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release of Claims, (A) the Company shall deliver the Release of Claims to Executive within ten business days following Executive’s Termination Date, and the Company’s failure to deliver a Release of Claims prior to the expiration of such ten business day period shall constitute a waiver of any requirement to execute a Release of Claims, (B) if Executive fails to execute the Release of Claims on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release of Claims thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (C) in any case where Executive’s Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Termination Date, the date that is 10 days following the date upon which the Company timely delivers the Release of Claims to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Termination Date, the date that is 21 days following the date upon which the Company timely delivers the Release of Claims to Executive, or, if Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 14(a)(v), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release of Claims (and the applicable revocation period has expired) or, in the case of any payments subject to Section 14(a)(v)(C), on the first payroll date to occur in the subsequent taxable year, if later.

(b) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold.

(c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized member of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior promises, arrangements and understandings regarding the same, whether written or unwritten, including, without limitation, any change in control severance or change in control benefits in Executive’s offer letter agreement, employment agreement and/or equity award agreement or previously approved by the Board[, including, but not limited to that certain Change in Control and Severance Agreement by and between the Company and Executive dated as of [________]]8; provided, however, that nothing contained herein shall supersede any severance benefits outside a Change in Control Period in Executive’s equity award agreement.

(e) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without regard to its conflicts of law provisions.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein.

(g) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

(h) Executive Acknowledgement. Executive acknowledges that (i) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

(Signature page follows)

[8]	Note to Draft: Include as applicable.

The parties have executed this Agreement, in the case of the Company by its duly authorized member, as of the dates set forth below.

OMADA HEALTH, INC.

By:
Title:
Date:

EXECUTIVE

[Name]

Date:

GENERAL RELEASE OF CLAIMS9

This General Release of Claims (“Release”) is entered into as of _________________, 20__, between [________] (“Executive”) and Omada Health, Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective [eight days after]10 Executive’s signature hereto (the “Effective Date”), unless Executive revokes Executive’s acceptance of this Release as provided in Paragraph 2(d), below. This Agreement is being executed in connection with the terms of the Change in Control and Severance Agreement by and between the Parties dated as of [________] (the “Severance Agreement”), which is incorporated herein by reference.

1. Termination of Employment. The Parties hereby acknowledge and agree that Executive’s employment, including Executive’s service in all positions that Executive held as an officer of the Company [and as a member of the Company’s board of directors], ended effective as of [________] (the “Termination Date”). The Parties acknowledge and agree that Executive is entitled to receive, and has received, payment of an amount equal to all accrued wages (including base salary and bonus compensation) earned through the Termination Date, including accrued vacation and any earned but unpaid annual performance bonus from the calendar year prior to the Termination Date, less applicable withholding, as well as reimbursement for all expenses incurred by Executive on behalf of the Company, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

2. Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.

(a) On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s

[9]	Note to Draft: To be updated for applicable law as determined necessary.
[10]	Note to Draft: To be effective as of Executive’s signature hereto if under 40.

hire, employment, remuneration or resignation by the Releasees, or any of them, including Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims to enforce this Release;

(ii) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(iii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iv) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(v) Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(vi) Claims for indemnification under indemnification under the Company’s governing documents or any applicable law, and under the terms of any policy of insurance purchased by the Company;

(vii) Claims for the severance benefits Executive is entitled to receive in exchange for this Release under Section 3 or 4, as applicable, of the Severance Agreement, including any current or future claims for vesting, acceleration of vesting, or any claims Executive may have as a stockholder of the Company; and

(viii) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

3. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) 11[In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i) This section and this Release are written in a manner calculated to be understood by Executive;

(ii) Executive has the right to consult with an attorney before signing this Release;

(iii) Executive has been given at least [twenty-one (21)] days to consider this Release;

(iv) Executive has seven (7) days after signing this Release to revoke it, and Executive will not receive the severance benefits provided in Section 3 or 4, as applicable, of the Severance Agreement unless and until such seven (7) day period has expired. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 11:59 p.m. Pacific Time on the 7th day following Executive’s execution of this Release to [_______].]

[11]	Note to Draft: To be only included if over 40 and to be updated if part of a group termination.

4. Executive Representations. Executive represents and warrants that:

(a) Executive represents and warrants that Executive has, prior to the Termination Date, returned to the Company any and all property and equipment of the Company, including (i) all keys, files, lists, books and records (and copies thereof) of, or in connection with, the Company’s business, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and all other property belonging to the Company in Executive’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to any confidential information, including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and that Executive shall not make or retain any copy or extract of any of the foregoing. To ensure the foregoing, prior to or on the Termination Date, Executive made available to the Company all devices, including cellular phones and laptop computers, and other property that may include Company confidential information, so that the Company has the prior opportunity to review, redact and/or retain any such documents containing confidential information on such devices.

(b) Except as set forth herein or in any related agreement, Executive is not aware of any owed wages, commissions, bonuses or other compensation, other than wages through the date of the termination of Executive’s employment, any accrued, unused vacation earned through such date, and any severance payments that become due under the Severance Agreement;

(c) During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which Executive is currently, reasonably aware for which Executive might be entitled to compensation pursuant to worker’s compensation law; and

(d) Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.

5. Maintaining Confidential Information. Executive reaffirms Executive’s obligations under that certain Employee Invention Assignment and Confidentiality Agreement (or analogous agreement) entered into between Executive and the Company (the “Confidential Information Agreement”). Executive acknowledges and agrees that the severance benefits provided in the Severance Agreement shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidential Information Agreement.

6. Non-Disparagement. Executive reaffirms Executive’s non-disparagement obligation under Section 12(b) of the Severance Agreement.

7. Cooperation. Subject to Section 12(c) of the Severance Agreement, Executive agrees that Executive will assist and cooperate with the Company and its affiliates, (i) concerning reasonable requests for information about the business of the Company or its affiliates or Executive’s involvement and participation therein; (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive; and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Executive may have at the time of the request.

8. Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

9. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

10. Integration Clause. This Release and the severance benefits under the Severance Agreement contain the Parties’ entire agreement with regard to the separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written, except for the Confidential Information Agreement. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and a duly authorized officer or director of the Company.

11. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

12. Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE	OMADA HEALTH, INC.

[Name]	By:
Title:

Date:	Date: